UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2007

______________

AMERICAN LIFE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	000-50196	52-2177342
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4823 Old Kingston Pike, Suite 140, Knoxville, Tennessee 37919

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (865) 588-8228

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into A Material Definitive Agreement

On December 21, 2007, our wholly owned subsidiary The American Life and Annuity Company, Inc., an Arizona corporation (“American Life”) and Reassurance Company of Hannover (now known as Hannover Life Reassurance Company of America) (“Hannover”) entered into Amendment III Termination and Recapture Amendment (“Hannover Amendment Agreement”) to the Annuity Retrocession Agreement (“Hannover Agreement”), which Hannover Agreement was originally effective April 1, 1998 and pursuant to which Hannover ceded to American Life coinsurance funds on certain insurance policies for reinsurance by American Life (“Hannover Reinsurance Policies”). Under the terms of the Hannover Amendment Agreement, effective October 31, 2007, Hannover recaptured the Hannover Reinsurance Policies and the Hannover Agreement was terminated. Under the terms of the Hannover Amendment Agreement, Hannover shall pay American Life $8,380.83, which represents the difference between (i) the funds withheld under the Hannover Agreement and the present value of all known obligations and liabilities of Hannover to American Life under the Hannover Agreement, and (ii) the surrender benefits equal to the surrender value of the Hannover Reinsurance Policies and the present obligations and liabilities of American Life to Hannover. The Hannover Amendment Agreement also provides for mutual releases for any present and future obligations of Hannover and American Life arising under the Hannover Agreement or the Hannover Amendment Agreement.

In addition, on December 21, 2007, American Life and Allianz Life Insurance Company of North America (“Allianz Life”) entered into a Recapture and Release Agreement (“Allianz Amendment Agreement”) to the Reinsurance Agreement (“Allianz Agreement”), which Allianz Agreement was originally effective December 1, 1996 and pursuant to which Allianz ceded to American Life coinsurance funds on certain insurance policies for reinsurance by American Life (“Allianz Reinsurance Policies”). Under the terms of the Allianz Amendment Agreement, effective November 1, 2007, Allianz recaptured the Allianz Reinsurance Policies and the Allianz Agreement was terminated. Under the terms of the Allianz Amendment Agreement, American Life paid Allianz $296,825, which represents the difference between (i) the funds withheld under the Allianz Agreement and the present value of all known obligations and liabilities of Allianz to American Life under the Allianz Agreement, and (ii) the surrender benefits equal to the surrender value of the Allianz Reinsurance Policies and the present obligations and liabilities of American Life to Allianz. The Allianz Amendment Agreement also provides for mutual releases for any present and future obligations of Hannover and American Life arising under the Hannover Agreement or the Hannover Amendment Agreement.

As a result of the Hannover Amendment Agreement and the Allianz Amendment Agreement, American Life has no agreements to reinsure annuity policies or annuity polices which it reinsures. Within the following month American Life intends to file an application to terminate it insurance license with the state of Arizona.

As a result of the discontinuation of American Life’s operations, we intend to seek to acquire assets or shares of an entity actively engaged in business which generates revenues, in exchange for our securities. Our purpose is to seek, investigate and, if such investigation warrants, acquire an interest in a business opportunity presented to us by persons or firms who or which desire to seek the perceived advantages our company may offer. We will not restrict our search to any specific business, industry, or geographical location and we may participate in a business venture of virtually any kind or nature. This discussion of the proposed business is purposefully general and is not meant to be restrictive of our virtually unlimited discretion to search for and enter into potential business opportunities. Management anticipates that it may be able to participate in only one potential business venture because we have nominal assets and limited financial resources. This lack of diversification should be considered a substantial risk to our shareholders because it will not permit us to offset potential losses from one venture against gains from another.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.8     Amendment III Termination and Recapture Amendment to the Annuity Retrocession Agreement between The American Life and Annuity Company, Inc. and Reassurance Company of Hannover (now known as Hannover Life Reassurance Company of America).

10.9     Recapture and Release Agreement between The American Life and Annuity Company, Inc. and Allianz Life Insurance Company of North America.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2007

American Life Holding Company, Inc.

By:	/s/ Lila K. Pfleger

Lila K. Pfleger, President, director, principal executive officer, principal financial and accounting officer